UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 2, 2010

ADVENTRX Pharmaceuticals, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-32157	84-1318182
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

6725 Mesa Ridge Road, Suite 100, San Diego, California		92121
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	858-552-0866

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Explanatory Note

ADVENTRX Pharmaceuticals, Inc. (the "Company") is filing this Amendment No. 1 to supplement Item 5.02 of the Current Report on Form 8-K originally filed with the Securities and Exchange Commission on January 26, 2010 (the "Original Report") with information called for by Item 5.02(e) of Form 8-K that was unknown as of the time of filing of the Original Report.

In the Original Report, the Company reported that, on January 20, 2010, the Compensation Committee (the "Committee") of the Company’s Board of Directors (the "Board") granted stock option awards (the "2010 Options") under the Company’s 2008 Omnibus Incentive Plan to Brian M. Culley and Patrick L. Keran, the Company’s remaining employees, who are also its named executive officers (as identified in the Company’s proxy statement relating to the Company’s 2009 annual meeting of stockholders (the "NEOs")), which options were granted contingent upon receipt of a waiver, as described below.

As described in the Original Report, the Company is a party to that certain Rights Agreement, dated July 27, 2005, as amended (the "Rights Agreement"). Under the terms of the Rights Agreement, the Company is prohibited from, among other things, granting certain of its securities without complying with the provisions of the Rights Agreement. The Committee granted the 2010 Options to the NEOs subject to and contingent upon receipt of a certain waiver under the Rights Agreement, and if such waiver was not obtained, the grant of the 2010 Options would not be effective. As of the time of filing of the Original Report, the Company had not received the waiver.

On February 2, 2010, the executed waiver was delivered to the Company. Accordingly, on February 2, 2010, each of the NEOs was granted a 2010 Option pursuant to which such NEO has the right to purchase 1,600,000 shares of the Company’s common stock at an exercise price per share of $0.32, which was the closing price of the Company’s common stock on February 2, 2010.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADVENTRX Pharmaceuticals, Inc.

February 4, 2010	By:	/s/ Patrick L. Keran

Name: Patrick L. Keran
Title: President & Chief Operating Officer